FOR IMMEDIATE RELEASE	October 3, 2016
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 3, 2016…...On October 3, 2016, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) (“Company”) declared its quarterly cash dividend on the Company’s Common Stock of $0.16 per share payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. The Company’s annual dividend rate on its Common Stock is $0.64 per share.

On October 3, 2016, the Board of Directors declared a dividend for the period September 1, 2016 through November 30, 2016, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Also on October 3, 2016, the Board of Directors declared a dividend for the period September 13, 2016 through November 30, 2016, of $0.3317708 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-nine properties located in thirty states, containing a total of approximately 16 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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